Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entities of 9F Inc.

Significant Subsidiaries	Place of Incorporation
Capital Nine Holdings Limited	British Virgin Islands
ETHER GLOBAL HOLDINGS PTE.LTD.	Singapore
Moore Digital Technology Information Service Limited	Hong Kong
Metaverse Securities Limited	Hong Kong
Beijing Shuzhi Lianyin Technology Co., Ltd.	People’s Republic of China
Zhuhai Hengqin Liangzhi Technology Co., Ltd.	People’s Republic of China

Variable Interest Entities	Place of Incorporation
Jiufu Shuke Technology Group Co., Ltd.	People’s Republic of China

Significant Subsidiaries held by Variable Interest Entities	Place of Incorporation
Beijing Jiufu Puhui Information Technology Co., Ltd.	People’s Republic of China
Xinjiang Teyi Shuke Information Technology Co., Ltd.	People’s Republic of China
Xiamen Fucheng Financing Guarantee Co., Ltd.	People’s Republic of China
Beijing Lirongxing Commercial Trading Co., Ltd.	People’s Republic of China
Beijing Yilianshu Cloud Technology Co., Ltd.	People’s Republic of China
Zhuhai Onecard Xiaojin Technology Co., Ltd.	People’s Republic of China
Beijing Weiban Yinqi Management Consulting Co., Ltd.	People’s Republic of China
Guizhou Diaogong Liquor Co., Ltd.	People’s Republic of China